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                                                                    Exhibit 10.1

February 17, 2003


Jeanne McCann


Dear Jeanne:

         This letter is to confirm that for any previously issued options and for all options issued in the future, you will now have protection of your equity in the Company such that in the event that the Company undergoes a change of control and your employment is terminated without cause within 6 months of this transaction, all of your unvested outstanding stock options will become fully vested as of the effective date of the termination of your employment.

         Thank you again for your continued contribution to the Company and we look forward to continued success together.


Sincerely,

/s/ Paul A. Ricci

Paul A. Ricci
CEO and Chairman of the Board